SPECIAL SERVICING AGREEMENT

      THIS SPECIAL SERVICING AGREEMENT ("Agreement"), made as of this _____ day of ________________, 199__, by and among the ________ Fund (the "Top Fund") of
Frank Russell Investment Company ("FRIC"), each fund of FRIC listed on Appendix A (as such Appendix may be amended from time to time) and which evidences its agreement to be bound hereby by executing a copy of this Agreement (such funds hereinafter called the "Underlying Funds"), and Frank Russell Investment Management Company ("FRIMCo").

                             W I T N E S S E T H:

      WHEREAS, the Top Fund and each of the Underlying Funds are registered as series of FRIC, an open-end, diversified management investment company under the Investment Company Act of 1940, as amended.

      WHEREAS, the Top Fund and the Underlying Funds have each entered into agreements with FRIMCo ("Service Agreements") under which FRIMCo provides the Top Fund and the Underlying Funds transfer agent services and various shareholder accounting, recordkeeping, shareholder tax accounting, and shareholder services in return for such compensation as is set forth therein;

      WHEREAS, the Top Fund has entered into an underwriting agreement with Russell Fund Distributors, Inc. ("RFD") ("Underwriting Agreement") for the provision of distribution services in connection with the Top Fund's shares;

      WHEREAS, the Top Fund has entered into an Investment Advisory Agreement with FRIMCo for the provision of investment management services;

      WHEREAS, the Top Fund has entered into an Administrative Agreement with FRIMCo for the provision of administrative services;

      WHEREAS, the Top Fund has entered into an agreement with State Street Bank and Trust Company ("State Street"), and each of the Underlying Funds has entered into an agreement with State Street ("Custodian Agreement") under which State Street is to furnish the Top Fund and the Underlying Funds various custodial and accounting services in return for such compensation as is set forth in the fee schedule to the Custodian Agreement;

      WHEREAS, the Top Fund will provide a means by which the Underlying Funds can eliminate shareholder accounts which are or would be invested directly in the Underlying Funds;

      WHEREAS, such shareholder account elimination can reduce the fees of the Underlying Funds due FRIMCo under the Service Agreements and various other fees and expenses that would otherwise be incurred by the Underlying Funds (such expenses are referred to herein as "expenses," and any such reduction in expenses is hereinafter referred to as "Savings");

      WHEREAS, the Top Fund will invest its assets exclusively in the Underlying Funds, except for temporary defensive purposes and cash or cash items necessary to meet current expenses and redemptions;

      WHEREAS, the Board of Trustees of each Underlying Fund, including a majority of the Trustees who are not interested persons of the Underlying Funds, has determined that it is reasonable to expect the aggregate expenses, as described below, of the Top Fund generally to be less than the estimated Savings to each of the Underlying Funds and each of their classes of shareholders from the operation of the Top Fund; and such determination by the Board of Trustees is based on some or all of the following factors, among others as they apply to each Underlying Fund:

    1. The amount of the LifePoints Funds' or Tax-Managed LifePoints Funds' expenses to be absorbed by each Underlying Fund;

    2. The amount of assets invested in each Underlying Fund and each of its classes of shares by the LifePoints Funds or Tax-Managed LifePoints Funds;

    3. The average and median account sizes for the Underlying Funds, their classes, and LifePoints Funds or Tax-Managed LifePoints Funds;

    4. The rate at which variable expenses are incurred by the LifePoints Funds or Tax-Managed LifePoints Funds;

    5. The rate at which variable expenses are incurred by the Underlying Funds or Tax-Managed LifePoints Funds and each of their classes;

    6. The rate at which fixed expenses are incurred by the LifePoints Funds or Tax-Managed LifePoints Funds;

    7. The rate at which fixed expenses are incurred by the Underlying Funds and each of their classes;

    8. The relationship between variable expenses in the Underlying Funds (and each of their classes) and variable expenses in the LifePoints Funds or Tax-Managed LifePoints Funds;

    9. The relationship between fixed expenses in the Underlying Funds (and each of their classes) and fixed expenses in the LifePoints Funds or Tax-Managed LifePoints Funds;

10. The projected cost of creating and servicing new shareholder accounts to the LifePoints Funds or Tax-Managed LifePoints Funds and the Underlying Funds, and each of their classes, and

11. The amount of aggregate expenses and Savings actually experienced by each class of shareholders of the Underlying Funds and by the Underlying Fund as a whole during the preceding year, and

      WHEREAS, the Board of Trustees of each Underlying Fund, including a majority of the Trustees who are not interested persons of the Underlying Funds, has determined that this Agreement will result in an excess of Savings over aggregate expenses for each class of shareholders of each Underlying Fund, and for each Underlying Fund as a whole, and that the premises supporting the data provided to the Board in this regard are reasonable and appropriate.

      NOW, THEREFORE, in consideration of the promises and mutual covenants made herein, it is agreed between and among the parties hereto as follows:

      1.   THE TOP FUND EXPENSES

           FRIMCo will calculate the amounts of the Top Fund's fees and expenses due itself and State Street and any other person under the Custodian, Service, Administration and Underwriting Agreements referred to above, agreements or arrangements with third parties for recordkeeping and other administrative services, as well as any other amounts due persons as a result of the Top Fund operations under any other agreement or otherwise ("Expenses"), excluding non-recurring and extraordinary expenses. Such non-recurring and extraordinary expenses include: the fees and costs of actions, suits or proceedings and any penalties, damages or payments in settlement in connection therewith, to which the Top Fund may incur directly, or may incur as a result of its legal obligation to provide indemnification to its officers, directors and agents; the fees and costs of any governmental investigation and any fines or penalties in connection therewith; and any federal, state and local tax, or related interest penalties or additions to tax, incurred, for example, as a result of the Top Fund's failure to qualify under Subchapter M of the Internal Revenue Code, or failure to timely file any required tax returns or other filings. Under unusual circumstances, the parties may agree to exclude certain other amounts from Expenses. In addition, FRIMCo will calculate the estimated Savings to each Underlying Fund and each of its classes of shareholders.

      2.   UNDERLYING FUNDS' PAYMENT OF EXPENSES

           Subject to paragraph 3, each of the Underlying Funds agrees to pay the Expenses in proportion to the average daily value of their shares owned by the Top Fund, provided that no Underlying Fund will pay such Expenses in excess of the estimated Savings to it ("Excess Expense"), and provided further that no Underlying Fund shall pay any Expenses until such time as the Underlying Funds receive a private letter ruling (the "Ruling") from the Internal Revenue Service ("IRS") to the effect that such payments shall not result in the payment by any Underlying Fund of preferential dividends and therefore jeopardize the Underlying Funds' tax status as a regulated investment company. The Underlying Funds shall pay such expenses in accordance with instructions from FRIMCo. Pending receipt of the Ruling, all Expenses shall be paid pursuant to Paragraph 3 of this Agreement.

      3.   PAYMENT BY FRIMCo

           Pending receipt of the Ruling, all Expenses shall be paid by FRIMCo. As soon as reasonably practicable after the Ruling is issued, but in no event more than six months after the IRS issues the Ruling, each Underlying Fund shall reimburse FRIMCo for the Expenses so paid in an amount equal to the amount of Expenses such Underlying Fund would have paid under Paragraph 2 of this Agreement if the provision of that paragraph requiring the Ruling were not in effect. Regardless of whether the Ruling is issued, the Top Fund agrees that, at all times, it will bear any Excess Expense described in Paragraph 2.

      4.   OPINION OF COUNSEL

           At any time any of the parties hereto may consult legal counsel in respect of any matter arising in connection with this Agreement, and no such party shall be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such legal counsel.

      5.   LIABILITIES

         Noparty hereto shall be liable to any other party hereto for any action taken or thing done by it or its agents or contractors in carrying out the terms and provisions of this Agreement provided such party has acted in good faith and without negligence or willful misconduct and selected its agents and contractors with reasonable care.

      6.   TERM OF AGREEMENT:  AMENDMENT; RENEWAL

           The term of this Agreement shall begin on _________________, and unless sooner terminated as herein provided, the Agreement shall remain in effect for one year from that date. Thereafter, this Agreement shall continue from year to year if such continuation is specifically approved at least annually by the Board of Trustees of each Underlying Fund and the Top Fund, including a majority of the independent Trustees of each such Fund. In determining whether to renew this Agreement, the Trustees of the Underlying Funds may request, and FRIMCo will furnish, such information relevant to determining the past and expected future relationship between the Savings and Expenses, including information on the amount of Savings and Expenses actually experienced by each class of shareholders of each Underlying Fund and each Underlying Fund as a whole during the preceding year. The Agreement may be modified or amended from time to time by mutual written agreement between the parties hereto. Upon termination hereof, outstanding obligations hereunder shall survive. This Agreement may be amended in the future to include as additional parties to the Agreement other investment companies for which FRIMCo serves as investment adviser.

      7.   ASSIGNMENT

           This  Agreement  shall  not  be  assigned  or   transferred,   either
           voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of FRIMCo, the Underlying Funds and the Top Fund. The Agreement shall automatically and immediately terminate in the event of its assignment without prior written consent of such Funds and FRIMCo.

      8.   NOTICE

           Any notice under this Agreement shall be in writing, addressed and delivered or sent by registered or certified mail, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other parties, it is agreed that for this purpose the address of all parties to this Agreement is 909 A Street, Tacoma, Washington 98402 -- Attention: President.

      9.   INTERPRETIVE PROVISIONS

           In connection with the operation of this Agreement, the parties may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by all parties and annexed hereto, but no such provisions shall contravene any applicable Federal or State Law or regulation. Also, no existing provision of this Agreement, or interpretive or additional provision described above, shall be effective if, as a result, FRIC, any Top Fund or any Underlying Fund would lose its status as a regulated investment company under Subchapter M of the Internal Revenue Code.

      10.  STATE LAW

           This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts.

      11.  CAPTIONS

           The captions in the Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      With respect to any party which is organized as a Massachusetts business trust, references in this Agreement to the party mean and refer to the Trustees from time to time serving under its Declaration of Trust on file with the Secretary of the Commonwealth of Massachusetts, as the same may be amended from time to time, pursuant to which the party conducts its business. The obligations of the party hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the party personally, but bind only the trust property of the party, as provided in said Declaration of Trust.

      With respect to any party which is organized as a Massachusetts business trust, if the party has more than one series, no series of the party other than the series on whose behalf an obligation shall have been undertaken shall be responsible for the obligations of the series, and third parties shall look only to the assets of that series to satisfy those obligations.

      IN WITNESS WHEREOF, the parties have caused the Agreement to be executed as of the day and year first above written.

                            FRANK RUSSELL INVESTMENT COMPANY
                            for the Underlying Funds


                            *By:


                             FRANK RUSSELL INVESTMENT COMPANY
                             for the Top Fund

                             *By:


                             FRANK RUSSELL INVESTMENT
                             MANAGEMENT COMPANY


                             By:

*     This  Agreement  has been  signed by each party  which is a  Massachusetts
      business   trust  by  its   President   only  in  that  capacity  and  not
      individually.

                                   APPENDIX A

      The following Funds of FRIC are parties to this Agreement, and have so indicated their intention to be bound by such Agreement as "Underlying Funds" by FRIC's execution of the Agreement on the dates indicated thereon:


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1   Fees are expressed as a percentage of the average net asset value of Class
    Shares held by your Customers during the preceding  calendar quarter.

2 Fees are expressed as a percentage of the average net asset value of Class Shares outstanding during the prior calendar quarter.

3 Fees are expressed as a percentage of the average net asset value of Class Shares held by your Customers during the preceding calendar quarter.

4 Fees are expressed as a percentage of the average net asset value of Class Shares outstanding during the preceding calendar quarter.